UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 1, 2013

SOTHERLY HOTELS INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32379	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

MHI Hospitality Corporation

(Former Name)

410 W. Francis Street

Williamsburg, Virginia 23185

(757) 229-5648

(Address, including Zip Code and Telephone Number, including Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 1, 2013, Raleigh Hotel Associates, LLC and other affiliates of the Company entered into a credit and security agreement and other loan documents to secure a $15.6 million mortgage (the “Mortgage Loan”) on the DoubleTree by Hilton Raleigh Brownstone-University hotel property (the “Hotel”) with CIBC, Inc.

Pursuant to the loan documents:

•	The maturity date of the Mortgage Loan is August 1, 2018; and

•	The Mortgage Loan carries a fixed interest rate of 4.78% and amortizes on a 30-year schedule.

Approximately $0.7 million of the loan proceeds were placed into a restricted reserve which can be disbursed to the Company upon satisfaction of certain financial performance criteria. The Company used the remaining proceeds from the Mortgage Loan to repay the existing first mortgage on the Hotel, to pay closing costs, to redeem approximately 2,460 shares of the Company’s Series A Cumulative Redeemable Preferred Stock for an aggregate redemption price of approximately $2.7 million (plus the payment of related accrued and unpaid cash and stock dividends), and for general corporate purposes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On August 5, 2013, the Company issued a press release announcing the transactions effected pursuant to the debt financing of the Hotel. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of Sotherly Hotels Inc. dated August 5, 2013, announcing the transaction effected pursuant to the debt financing of the DoubleTree by Hilton Raleigh Brownstone-University hotel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2013

SOTHERLY HOTELS INC.

By:	/s/ Andrew M. Sims
Andrew M. Sims Chief Executive Officer

Exhibit List

99.1	Press Release of Sotherly Hotels Inc. dated August 5, 2013, announcing the transaction effected pursuant to the debt financing of the DoubleTree by Hilton Raleigh Brownstone-University hotel.